Exhibit 99.1

(September 4, 2014)

Major Milestones in Dental Care Plus Group History

2010	➢ DCPG passes the $75 million mark in revenues.
2011	➢ DCPG leases a national dental provider network to be more appealing to companies based in our established markets who need network access for employees based in other parts of the country.
2012	➢ A.M. Best upgrades its rating of DCP's financial strength from a B- (Fair) with a stable outlook to a B (Fair) with a positive outlook as a result of the company's positive operating performance and improved capitalization. ➢ DCPG passes the $80 million mark in revenues.
2013	➢ DCPG establishes a new sales office and accelerates its sales and marketing activities in Central Ohio. ➢ DCPG passes the $85 million mark in revenues.
2014	➢ DCPG launches its low cost, narrow network individual and small group dental PPO products, DentaTrust and DentaSpan, on the Ohio state-based exchange. ➢ The DCPG shareholders approve changes to the DCPG Articles of Incorporation and Code of Regulations that move the Company from one dentist – one vote to one share – one vote and allow non-dentist individuals to invest in the new Class C common shares. ➢ DCPG passes the 300,000 mark in total dental membership. ➢ A.M. Best upgrades its rating of DCP's financial strength from a B (Fair) with a stable outlook to a B+ (Good) with a stable outlook as a result of the company's positive operating performance and improved capitalization.

Dental Care Plus Group

Total Return on Common Share Investment
	2005	2006	2007	2008	2009	2010	2011	2012	2013

Book Value of Common Share - Beginning of Year	$461	$518	$533	$601	$672	$636	$633	$687	$815

Book Value of Common Share - End of Year	$518	$533	$601	$672	$636	$633	$687	$815	$894

Increase (Decrease) in Book Value of Common Share	$57	$15	$68	$71	$(36)	$(3)	$54	$128	$79

Common Share Dividend Declared During Year	$-	$-	$-	$-	$-	$-	$-	$21	$33

Return on Common Share - Book Value	12.4%	2.9%	12.8%	11.8%	-5.4%	-0.4%	8.6%	18.7%	9.7%

Return on Common Share - Dividend	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	3.1%	4.0%

Total Return on Common Share Investment	12.4%	2.9%	12.8%	11.8%	-5.4%	-0.4%	8.6%	21.7%	13.7%

Average Total Return Per Year on Common Share Investment	8.7%